UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No.1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASE Industrial Holding Co., Ltd.

(As successor in interest to Advanced Semiconductor Engineering, Inc.)
(Exact name of registrant as specified in its charter)

Republic of China (State or other jurisdiction of incorporation or organization)		N/A (I.R.S. Employer Identification No.)
26 Chin Third Road Nantze Export Processing Zone Nantze, Kaohsiung, Taiwan Republic of China (Address of Principal Executive Offices)

ASE Industrial Holding Co., Ltd. 2015 Employee Stock Option Plan (as amended)
(Full title of the plan)

C T Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 590-9070
(Name, address and telephone number of agent for service)

Copy to:
James C. Lin, Esq.
Davis Polk & Wardwell LLP
c/o 18th Floor, The Hong Kong Club Building
3A Chater Road
Hong Kong
(852) 2533-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

* No additional securities are to be registered, and the registration fee was previously calculated and paid in connection with the filing of the original Registration Statement (File No. 333-208276). Therefore, no further registration fee is required.

Explanatory Statement

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by ASE Industrial Holding Co., Ltd., a company limited by shares incorporated under the laws of the Republic of China (“ROC”) (the “Company”), as successor issuer to Advanced Semiconductor Engineering, Inc. (“ASE”), a company limited by shares incorporated under the laws of the ROC. The Company succeeded to the interests of ASE following a share exchange (the “Share Exchange”) pursuant to a joint share exchange agreement dated June 30, 2016, as supplemented by a supplemental agreement dated December 14, 2017 (collectively, the “Joint Share Exchange Agreement”) between ASE and Siliconware Precision Industries Co., Ltd. (“SPIL”). Pursuant to the Joint Share Exchange Agreement, the Company was formed by means of a statutory share exchange under the laws of the ROC, and the Company (i) acquired all issued shares of ASE in exchange for shares of the Company, and (ii) acquired all issued shares of SPIL using cash consideration. Upon the consummation of the Share Exchange, ASE and SPIL have become wholly owned subsidiaries of the Company concurrently. In addition, the Company assumed ASE’s existing obligations with respect to all outstanding options to purchase shares of ASE’s common stock. This Post-Effective Amendment pertains to the adoption by the Company of the registration statement on Form S-8 (the “Registration Statement”) with File No. 333-208276. The Company hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This is Post-Effective Amendment No. 1 with respect to the Registration Statement. Registration fees were paid at the time of filing of the original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by ASE with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	ASE’s annual report on Form 20-F under the Exchange Act, for the fiscal year ended December 31, 2017 filed with the Commission on March 28, 2018; and

(b)	the description of common shares and American depositary shares of the Company contained under the headings “Description of HoldCo Common Shares” and “Description of HoldCo American Depositary Shares” in ASE’s registration statement on Form F-4 (File No. 333-214752) filed with the Commission on January 16, 2018, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein, (or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The relationship between the Registrant and its directors and officers is governed by the ROC Civil Code, the ROC Company Law and the Registrant’s Articles of Incorporation. There is no written contract between the Registrant and its directors and officers governing the rights and obligations of such parties. Under Section 10, Chapter 2, Book II of the ROC Civil Code, each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant, in the absence of willful misconduct or negligence on the part of such person in connection with such person’s performance of duties as a director or officer, as the case may be, may be indemnified and held harmless by the Registrant to the fullest extent permitted by applicable law. In addition, the Registrant has obtained an insurance policy which provides liability coverage, including coverage for liabilities arising under the U.S. federal securities laws, for directors and officers and which contains certain exceptions and exclusions.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description
4.1	Articles of Incorporation of the Registrant (English translation).
5.1	Opinion of Baker & McKenzie, ROC counsel to the Registrant, as to the legality of the securities being registered.
23.1	Consent of Deloitte & Touche, independent registered public accounting firm.
23.2	Consent of Baker & McKenzie (included in Exhibit 5.1).
23.3	Consent of PricewaterhouseCoopers, independent registered public accounting firm.
24.1	Power of Attorney (included in the signature pages hereof).
99.1	Notice to Holders of the 2010 and 2015 Employee Stock Options of Advanced Semiconductor Engineering, Inc. as a supplement to the 2015 Employee Stock Option Plan (English translation).

Item 9.	Undertakings

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)       To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan, Republic of China, on April 30, 2018.

ASE INDUSTRIAL HOLDING CO., LTD.

By:	/s/ Joseph Tung
	Name:	Joseph Tung
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Jason C.S. Chang and Joseph Tung as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable ASE Industrial Holding Co., Ltd. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ Jason C.S. Chang	Management Director, Chairman and Chief Executive Officer (principal executive officer)
Jason C.S. Chang

/s/ Richard H.P. Chung	Management Director and Vice Chairman
Richard H.P. Chung

/s/ Bough Lin	Management Director
Bough Lin

/s/ Chi-Wen Tsai	Management Director
Chi-Wen Tsai

/s/ Rutherford Chang	Management Director
Rutherford Chang

/s/ Tien Wu	Management Director
Tien Wu
/s/ Joseph Tung	Management Director and Chief Financial Officer (principal financial officer)
Joseph Tung

/s/ Raymond Lo	Management Director
Raymond Lo

Signature	Title

/s/ Jeffery Chen	Management Director
Jeffrey Chen

/s/ Tien-Szu Chen	Management Director
Tien-Szu Chen

/s/ Freddie Liu	Non-management Director
Freddie Liu
/s/ Murphy Kuo	Controller and Vice President (principal accounting officer)
Murphy Kuo

Date: April 30, 2018

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement or amendment thereto in Newark, Delaware, on April 30, 2018.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Incorporation of the Registrant (English translation).
5.1	Opinion of Baker & McKenzie, ROC counsel to the Registrant, as to the legality of the securities being registered.
23.1	Consent of Deloitte & Touche, independent registered public accounting firm.
23.2	Consent of Baker & McKenzie (included in Exhibit 5.1).
23.3	Consent of PricewaterhouseCoopers, independent registered public accounting firm.
24.1	Power of Attorney (included in the signature pages hereof).
99.1	Notice to Holders of the 2010 and 2015 Employee Stock Options of Advanced Semiconductor Engineering, Inc. as a supplement to the 2015 Employee Stock Option Plan (English translation).